DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

DESCRIPTION OF CAPITAL STOCK

The following description of Halliburton’s common stock, preferred stock, certificate of incorporation and by-laws is a summary only and is subject to the complete text of Halliburton’s certificate of incorporation and by-laws. You should read Halliburton’s certificate of incorporation and by-laws as currently in effect for more details regarding the provisions described below. This section also summarizes relevant provisions of the Delaware General Corporation Law (“DGCL”). The terms of the DGCL are more detailed than the general information provided below. Therefore, you should carefully consider the actual provisions of these laws.

Halliburton authorized capital stock consists of 2,000,000,000 shares of common stock, par value $2.50 per share, and 5,000,000 shares of preferred stock, without par value.

Common Stock

The holders of Halliburton common stock are entitled to one vote per share on all matters to be voted on by stockholders generally, including the election of directors. There are no cumulative voting rights, meaning that the holders of a majority of the shares voting for the election of directors can elect all of the candidates standing for election.

Halliburton’s common stock carries no preemptive or other subscription rights to purchase shares of Halliburton common stock and is not convertible, redeemable or assessable or entitled to the benefits of any sinking fund. Holders of Halliburton common stock will be entitled to receive such dividends as may from time to time be declared by the Halliburton Board out of funds legally available for the payment of dividends. If Halliburton issues preferred stock in the future, payment of dividends to holders of Halliburton common stock may be subject to the rights of holders of Halliburton preferred stock with respect to payment of preferential dividends, if any.

If Halliburton is liquidated, dissolved or wound up, the holders of Halliburton common stock will share pro rata in Halliburton’s assets after satisfaction of all of its liabilities and the prior rights of any outstanding class of preferred stock.

Halliburton common stock is listed on the New York Stock Exchange under the symbol “HAL.” Any additional common stock that Halliburton will issue will also be listed on the New York Stock Exchange.

Preferred Stock

The Halliburton Board has the authority, without stockholder approval, to issue shares of preferred stock in one or more series and to fix the number of shares and terms of each series. The Halliburton Board may determine the designation and other terms of each series, including, among others:

•dividend rights;
•voting powers;
•preemptive rights;
•converstion rights;
•redemption rights, including pursuant to a sinking fund;
•our purchase obligations, including pursuant to a sinking fund; and
•liquidation preferences.

The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of holders of Halliburton common stock. It also could affect the likelihood that holders of Halliburton common stock will receive dividend payments and payments upon liquidation. Shares of preferred stock may be offered either separately or represented by depositary shares.

Anti-Takeover Provisions

Some provisions of Delaware law, Halliburton’s certificate of incorporation and by-laws summarized below could make certain change of control transactions more difficult, including acquisitions of Halliburton by means of a tender offer, proxy contest or otherwise, as well as removal of Halliburton’s incumbent directors. These provisions may have the effect of preventing changes in Halliburton’s management. It is possible that these provisions would make it more difficult to accomplish or deter transactions that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the common stock.

Business Combinations Under Delaware Law

Halliburton is a Delaware corporation and is subject to Section 203 of the DGCL. Generally, Section 203 prevents (i) a person who owns 15% or more of Halliburton’s outstanding voting stock (an “interested stockholder”), (ii) an affiliate or associate of Halliburton who was also an interested stockholder at any time within three years immediately prior to the date of determination and (iii) the affiliates and associates of any such persons from engaging in any business combination with Halliburton, including mergers or consolidations or acquisitions of additional shares, for three years following the date that the person became an interested stockholder. These restrictions do not apply if:

•before the person became an interested stockholder, the Halliburton Board approved either the business combination or the transaction in which the interested stockholder became an interested stockholder;
•upon consummation of the transaction that had resulted in the stockholder becoming and interested stockholder, the interested stockholder owned at least 85% of Halliburton voting stock that was outstanding at the time the transaction commenced, other than statutorily excluded shares; or
•on or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by both the Halliburton Board and the holders of at least two-thirds of Halliburton outstanding voting stock that is not owned by the interested stockholder.

Number and Election of Directors

Halliburton’s by-laws provide that the number of directors shall not be less than 8 nor more than 20, with the number of directors to be fixed from time to time by or in the manner provided in the by-laws. Halliburton’s by-laws provide that the number of directors shall be fixed by resolution of the board of directors or by the stockholders at the annual meeting, and that in the event of a vacancy or newly created directorship, the remaining directors have the sole power to fill any such vacancies.

Limitation of Stockholder Actions

Any Halliburton stockholder wishing to submit a nomination to the Halliburton Board must follow certain procedures contained in Halliburton’s by-laws. In addition, Halliburton’s by-laws require written application by a holder of at least 10% of the outstanding Halliburton voting stock or two or more holders owning in the aggregate at least 25% of the outstanding Halliburton voting stock to call a special meeting of the Halliburton stockholders. Generally, a notice of a stockholder proposal or nomination of a director candidate is timely if it is received not less than 90 days nor more than 120 days prior to the first anniversary of the immediately preceding annual meeting. Halliburton’s by-laws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting to the extent they do not comply with the requirements in these advance notice procedures.

Authorized but Unissued Shares

Halliburton’s certificate of incorporation provides that the authorized but unissued shares of preferred stock are available for future issuance without stockholder approval and does not preclude the future issuance without stockholder approval of the authorized but unissued shares of Halliburton’s common stock. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could make it more difficult or discourage an attempt to obtain control of Halliburton by means of a proxy contest, tender offer, merger or otherwise.

Amendments to Halliburton’s By-laws

Halliburton’s by-laws may be amended or repealed or new by-laws may be adopted (i) by the affirmative vote of the majority of the Halliburton Board or (ii) at any annual or special meeting of the stockholders where a quorum is present by the affirmative vote of the majority of the stockholders entitled to vote at such meeting.

Limitation of Director Liability and Indemnification Arrangements

Halliburton’s by-laws contain provisions that provide for indemnification of officers and directors to the fullest extent permitted by, and in the manner permissible under, the DGCL, which empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with res

As permitted by the DGCL, Halliburton’s certificate of incorporation contains a provision eliminating the personal liability of Halliburton’s directors to Halliburton or Halliburton’s stockholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions. Halliburton’s limitation of liability and indemnification provisions may discourage stockholders from bringing a lawsuit against directors or officers for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors or officers, even though such an action, if successful, might otherwise benefit Halliburton and stockholders of Halliburton.

Transfer Agent and Registrar

The transfer agent and registrar for Halliburton common stock is Computershare Shareowner Services LLC.

DESCRIPTION OF THE DEPOSITARY SHARES

We may issue shares of preferred stock either separately or represented by depositary shares. We may also, at our option, elect to offer fractional shares of preferred stock. If we exercise this option, we will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock, to be described in an applicable prospectus supplement.

The shares represented by depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us and having its principal office in the United States and having a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable share or fraction thereof represented by the depositary share, to all of the rights and preferences, if any, of the share represented thereby, including any dividend, voting, redemption, conversion and liquidation rights. The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement.

The prospectus supplement relating to any depositary shares being offered will include specific terms relating to the offering, including a discussion of certain United States federal income tax consequences.

We will include a copy of the form of deposit agreement, including the form of depositary receipt, and any other instrument establishing the terms of any depositary shares we offer as exhibits to a filing we will make with the SEC in connection with that offering.

DESCRIPTION OF THE WARRANTS

We may issue warrants to purchase common stock, preferred stock, debt securities, depositary shares, purchase contracts or other securities described in this prospectus or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to or separate from the other securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent we will name in a prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement relating to any warrants being offered will include specific terms relating to the offering. We will file the form of any warrant agreement as an exhibit to a filing we will make with the SEC in connection with that offering. The prospectus supplement will include some or all of the following terms:

•the title of the warrants;

•the aggregate number of the warrants offered;

•the designation, number and terms of the common stock, preferred stock, debt securities, depositary shares,     purchase contracts or other securities purchasable upon exercise of the warrants, and procedures by which the number of securities purchasable may be adjusted;

•the exercise price of the warrants;

•the dates or periods during which the warrants are exercisable;

•the designation and terms of any securities with which the warrants are issued;

•if the warrants are issued as a unit with another security, the date, if any, on and after which the warrants and     the other security will be separately transferable;

•if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•any minimum or maximum amount of warrants that may be exercised at any one time; and

•any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants.

DESCRIPTION OF THE SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase common stock, preferred stock, debt securities, depositary shares or other securities described in this prospectus. These subscription rights may be issued independently or together with any other security described in this prospectus and may or may not be transferable by the stockholder purchasing or receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering. In connection with a subscription rights offering to our stockholders, we will distribute certificates evidencing the subscription rights and a prospectus supplement to our stockholders on the record date that we set for receiving subscription rights in such subscription rights offering.

The prospectus supplement relating to any subscription rights being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•the prices, if any, for the subscription rights;

•the exercise price payable for each share of common stock, preferred stock, debt securities, depositary shares or other securities upon the exercise of the subscription rights;

•the number of subscription rights issued to each stockholder;

•the number and terms of the shares of common stock, preferred stock, debt securities, depositary shares or other securities which may be purchased per each subscription right;

•the extent to which the subscription rights are transferable;

•any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•the date on which the rights to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and

•if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights.

Each subscription right will entitle the holder of the subscription right to purchase for cash such amount of common stock, preferred stock, debt securities, depositary shares or other securities, at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the subscription rights offered thereby. Subscription rights may be exercised at any time up to the close of business on the expiration date for such subscription rights set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights will become void.

Subscription rights may be exercised as set forth in the prospectus supplement relating to the subscription rights offered thereby. Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement, we will forward, as soon as practicable, the shares of common stock, preferred stock, debt securities or other securities purchasable upon such exercise. We may determine to offer any unsubscribed offered securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as set forth in the prospectus supplement.

DESCRIPTION OF THE PURCHASE CONTRACTS

We may issue purchase contracts representing contracts obligating holders, subject to the terms of such purchase contracts, to purchase from us, and for us to sell to the holders thereof, a specified or varying number of our common stock, preferred stock or other securities described in this prospectus at a future date or dates. Alternatively, the purchase contracts may, subject to the terms of such purchase contracts, obligate us to purchase from holders, and obligate holders to sell to us, a specified or varying number of shares of common stock, preferred stock or other securities described in this prospectus. The price per unit of our common stock, preferred stock or other securities described in this prospectus, and number of units, may be fixed at the time the purchase contracts are entered into or may be determined by reference to a specific formula set forth in the purchase contracts.

The prospectus supplement relating to any purchase contracts being offered will include specific terms relating to the offering. The purchase contracts will be issued pursuant to documents to be issued by us. We will include a copy of the documents establishing the terms of any purchase contract we offer as exhibits to a filing we will make with the SEC in connection with that offering.

DESCRIPTION OF THE UNITS

We may issue units of securities consisting of one or more of the following securities: common stock, preferred stock, debt securities, warrants, depositary shares, subscription rights, purchase contracts or any combination thereof. We may evidence each series of units issued by unit certificates that we will issue under a separate agreement. We may enter into unit agreements with a unit agent. Each unit agent will be a bank or trust company that we select. We will include a copy of the documents establishing the terms of any units we offer as exhibits to a filing we will make with the SEC in connection with that offering.

The prospectus supplement relating to any units being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•the title of the series of units;

•identification and description of the separate constituent securities comprising the units;

•the price or prices at which the units will be issued;

•the date, if any, on and after which the constituent securities comprising the units will be separately transferable;

•if appropriate, a discussion of material United States federal income tax considerations; and

•any other terms of the units and their constituent securities.